UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.    )

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PEREGRINE PHARMACEUTICALS, INC.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 28, 2007

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders on Monday, October 22, 2007, at 10:00 a.m. PDT at the Marriott Hotel in Irvine, California.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

Your vote is very important.  Instructions for voting appear on the proxy card or the voting instruction form.  Please review the instructions on the proxy card or the voting instruction form forwarded by your bank, broker or other holder of record regarding each of these voting options.

In addition to the formal business to be transacted, management will make a presentation on developments during the past year and respond to comments and questions of general interest to stockholders.

We hope you will be able to attend the meeting and look forward to seeing you on Monday, October 22nd.

Very truly yours,

/s/ Steven W. King
Steven W. King
President, Chief Executive Officer and
Director

 14282 Franklin Avenue ● Tustin, California 92780 ● (714) 508-6000● Fax (714) 838-9433

14282 Franklin Avenue ● Tustin, California 92780

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Monday, October 22, 2007

Time:	10:00 a.m. Pacific Daylight Time

Place:	Marriott Hotel in Irvine 18000 Von Karman Avenue Irvine, California 92612 Phone: (949) 553-0100

Items of Business:
1. To elect five directors to our Board of Directors until the next annual meeting and until their successors are elected and qualified;
2. To ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year ending April 30, 2008;
3. To approve an amendment to our restated certificate of incorporation, as amended, increasing the number of shares of common stock authorized for issuance thereunder from 250 million to 325 million shares;
4. To consider two stockholder proposals, if presented at the meeting; and
5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	You are entitled to notice of, and to vote at the annual meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on August 24, 2007.

Voting by Proxy:
Please submit the enclosed proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

By Order of the Board of Directors,

/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer and
Corporate Secretary

Tustin, California
August 28, 2007

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying proxy card are being distributed on or about September 10, 2007

PROXY STATEMENT

General Information

Your vote is very important.  For this reason, the Board of Directors of Peregrine Pharmaceuticals, Inc., a Delaware corporation (referred to as “we,” “us,” “our,” “Company,” or “Peregrine”), is soliciting your proxy to vote your shares of Common Stock at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting.

Why am I receiving these materials?

Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.  This Proxy Statement is being sent to all stockholders of record as of the close of business on August 24, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on October 22, 2007.  We intend to commence mailing this Proxy Statement and accompanying proxy card on or about September 10, 2007 to all stockholders entitled to vote at the Annual Meeting.

Our Financial Information

The Annual Report to Stockholders of the Company for the fiscal year ended April 30, 2007, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

Who is eligible to vote?

Stockholders of Peregrine, as recorded in our stock register at the close of business on August 24, 2007, can vote at the Annual Meeting.  Each share of Peregrine's Common Stock is entitled to one vote.  As of August 24, 2007, there were 226,210,617 shares of our Common Stock outstanding and entitled to vote.

How do I vote?

There are four ways to vote by proxy:

(1)	by mail;
(2)	by telephone;
(3)	via the Internet; or
(4)	in person at the Annual Meeting.

If you choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.  If you vote by telephone or via the Internet, please do not return a signed proxy card.  We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the Annual Meeting.  Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy issued in your name from such broker, bank or other nominee.

Who pays the cost of proxy solicitation?

Our Board of Directors is soliciting the enclosed proxy.  We will make proxy solicitations by electronic or regular mail and we will bear the costs of this solicitation.  We will request banks, brokerage houses, nominees and other fiduciaries nominally holding shares of our Common Stock to forward the proxy soliciting materials to the beneficial owners of such Common Stock and to obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. In the event we decide to hire a service to solicit proxies, we would expect such service to cost less than $10,000 plus reasonable and approved out-of-pocket expenses.

What is a proxy?

Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.  You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares.  You should complete a Voting Instruction Card which your broker or nominee is obligated to provide you.  If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends that you vote:

FOR
•	the election of our five directors;
•	the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008;
•	the approval of the amendment to our Certificate of Incorporation; and

AGAINST
•	the two stockholder proposals.

Can I revoke a proxy?

To revoke your proxy if you are a stockholder of record, you must advise our Secretary in writing before the meeting, deliver a validly executed proxy with a later date that we receive prior to the meeting, or attend the meeting and vote your shares in person. You may revoke your proxy at any time before your shares are voted. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

What is a quorum?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person.  Abstentions and broker non-votes are counted as present at the meeting for determining whether we have a quorum.  A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

How many votes are needed to have the proposals pass?

The Board of Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting.  Accordingly, abstentions and broker non-votes as to the election of directors will not be counted in determining which nominees received the largest number of votes cast.

In order for Proposal Number 3 to pass, the affirmative vote of stockholders holding a majority of the outstanding shares of our Common Stock is required to approve the amendment to our restated certificate of incorporation, as amended.  In order for the remaining Company proposal and two stockholder proposals to pass, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required.  Only proxies and ballots indicating votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote.  Broker non-votes will have no effect on the result of the vote although they will count toward the presence of a quorum.  Abstentions as to the proposal will have the same effect as votes against a proposal.

How are the votes counted?

                All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes and abstentions. Any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

What is “Householding” of annual meeting materials?

Some banks, brokers and other nominee record holders may be "householding" our proxy statements and annual reports.  This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 14282 Franklin Avenue, Tustin, California, 92780, Attn: Investor Relations, telephone: (714) 508-6000.  If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the Annual Meeting will be electing five directors to serve until the next annual meeting or until their successors are elected.  There are five nominees for the five currently authorized seats on our Board of Directors.  Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Annual Meeting FOR the election of the nominees presented below.

Under Delaware law, the five nominees receiving the highest number of votes will be elected as directors at the Annual Meeting.  As a result, proxies voted to "Withhold Authority" and broker non-votes will have no practical effect.

Each person nominated for election is currently serving as a director of Peregrine and each of the nominees has consented to serve as a director for the ensuing year.  If any nominee becomes unavailable to serve for any reason before the election, then the enclosed proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees will become unavailable to serve.

Information with respect to the number of shares of common stock beneficially owned by each director as of August 15, 2007 appears under the heading “Security Ownership of Certain Beneficial Owners, Directors and Management.”  The name, age, years of service on our Board of Directors, and principal occupation and business experience of each director nominee is set forth below.

Name and Age	Principal Occupation and Business Experience	Director Since
Carlton M. Johnson (age 47)
Mr. Johnson has served as a director since November 3, 1999.  Mr. Johnson currently serves as in-house legal counsel for Roswell Capital Partners, LLC and has served as in-house legal counsel for Equiplace Securities, LLC and Swartz Investments, LLC since 1996.  Mr. Johnson has been an active member of the Alabama State Bar since 1986, the Florida Bar since 1988, and the State Bar of Georgia since 1997.  He has been a shareholder in the Florida AV-rated, Bar-registered firm of Smith, Sauer, DeMaria & Johnson and Vice President and President-Elect of the 600 member Escambia-Santa Rosa Bar Association.  He also served on the Florida Bar Young Lawyers Division Board of Governors.  Mr. Johnson earned his degree with high honors in History/Political Science at Auburn University and his Juris Doctor, also with high honors, at Samford University – Cumberland School of Law.  Mr. Johnson also serves on the board of Patriot Scientific Corporation, a publicly traded company.

1999
Steven W. King (age 43)
Mr. King has served as our President and Chief Executive Officer since March 19, 2003.  From August 2002 to such date, Mr. King served as Chief Operating Officer of Peregrine.  From February 2000 to August 2002, Mr. King served as our Vice President of Technology and Product Development.  Mr. King joined Peregrine in 1997 in the capacity of Director of Research and Development.  Mr. King was responsible for planning and launching our wholly owned contract manufacturing subsidiary, Avid Bioservices, Inc., in 2002.  Mr. King has served as the President of Avid since its inception.  Mr. King was previously employed at Vascular Targeting Technologies, Inc., (formerly known as Peregrine Pharmaceuticals, Inc.) a company we acquired in 1997, which held the rights to the Vascular Targeting Agent technology.  Mr. King previously worked with Dr. Philip Thorpe, inventor of our Anti-Phosphatidylserine (“Anti-PS”) Immunotherapeutic and VTA technology platforms, at the University of Texas Southwestern Medical Center at Dallas and is a co-inventor on over 40 U.S. and foreign patents and patent applications in the Vascular Targeting Agent field.  Mr. King received his Bachelors and Masters degrees from Texas Tech. University in Cell and Molecular Biology.

2003
David H. Pohl (age 70)
Mr. Pohl currently serves as chairman of the board of Patriot Scientific Corporation and has been a member of its board of directors since April 2001.  Mr. Pohl was President and CEO of Patriot Scientific from June 2005 to June 2007.  Mr. Pohl also served as an officer of Patriot from January 2001 to March 2002.  Mr. Pohl has been in the private practice of law counseling business clients since 1997, and from 1995 to 1996 was Special Counsel to the Ohio Attorney General.  Previously, he was a senior attorney with a large U.S. law firm, and held positions as a senior officer and general counsel in large financial services corporations.  Mr. Pohl earned a Juris Doctor degree in 1962 from the Ohio State University College of Law, and also holds a B.S. in Administrative Sciences from Ohio State.

2004
Eric S. Swartz (age 51)
Mr. Swartz is the founder and President of Roswell Capital Partners, LLC and was the founder and former President of Equiplace Securities, LLC and Swartz Investments, LLC, a company he started in 1993.  Prior to 1993, Mr. Swartz was a Vice President at Bear Stearns & Co. specializing in foreign institutional equity investments in U.S. securities.  Prior to that, Mr. Swartz was a Vice President with Oppenheimer & Co., where he was involved in overseas placements of equity and debt for institutions in Germany, Austria, Switzerland, France, Australia, and New Zealand.  Mr. Swartz has approximately 20 years of experience in the securities business.
1999

Name and Age	Principal Occupation and Business Experience	Director Since
Thomas A. Waltz, M.D. , Chairman of the Board (age 74)
Dr. Waltz is a neurosurgeon and is Senior Consultant in Neurosurgery of the Scripps Clinic in La Jolla, California.  Dr. Waltz was Chairman and CEO of the Scripps Clinic from 1991 to 2000 and President of the Scripps Clinic Medical Group from 1990 to 2000.  During his tenure as CEO of the Scripps Clinic, he was responsible for an organization with 400 physicians, 1,200 employees and an operating budget of $350 million.  In addition to his current clinical practice, he is on the Board of The Doctors Company and the Premera Blue Cross of Washington and Alaska.  The Doctors Company is a mutual insurance company with $1 billion in assets providing medical malpractice insurance to physicians.  Premera is a not-for-profit Blue Cross medical insurance provider insuring more than 1 million enrollees in Washington, Alaska and Oregon.  Dr. Waltz received his undergraduate degree from the University of Cincinnati, his M.D. from Vanderbilt University, and his neurosurgical training at Baylor College of Medicine in Houston.  He also had training in Neurology at The National Hospital for Neurological Diseases in London, England and Neuropathology at Oxford University.
2004

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE ELECTION OF EACH NOMINEE DIRECTOR NAMED ABOVE IS IN OUR BEST INTERESTS AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” EACH NOMINEE.

CORPORATE GOVERNANCE

Our Board of Directors strongly believes in good corporate governance policies and practices.  We expect to continue to seek and implement those corporate governance practices that we believe will promote a high level of performance from our Board of Directors, officers and employees.  This section describes key corporate governance guidelines and practices that our board has adopted.  Copies of the following corporate governance documents are posted on our website at www.peregrineinc.com (this website address is not intended to function as a hyperlink, and the information contained on the Company’s website is not intended to be a part of this Proxy Statement): (i) Code of Business Conduct and Ethics, (ii)  Charter of the Compensation Committee of the Board of Directors, (iii)  Charter of the Audit Committee of the Board of Directors, and (iv)  Charter of the Nominating Committee of the Board of Directors.  If you would like a printed copy of any of these corporate governance documents, please send your request to Peregrine Pharmaceuticals, Inc., Attention: Corporate Secretary, 14282 Franklin Avenue, Tustin, California  92780.

Board of Directors

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws.  Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance.  Among the primary responsibilities of our Board of Directors is the oversight of the management of our company.  Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each board meeting and by attending presentations made by our Chief Executive Officer and other members of management.  Each incumbent director attended at least seventy-five percent (75%) of the meetings of the Board and of the committees on which he served during the fiscal year ended April 30, 2007.  In addition, members of the Board of Directors have access to our books, records and reports and independent auditors and advisors.  Members of our management frequently interact with and are at all times available to our directors.

Director Independence

Under applicable NASDAQ Marketplace rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by the NASDAQ Marketplace Rules governing the independence of directors, except for Steven W. King, our President and Chief Executive Officer.

Our Audit, Compensation, and Nominating Committees are composed entirely of independent directors as required by applicable SEC and NASDAQ rules, including Rule 10A-3 under the Exchange Act.  In addition, there are no family relationships among any of the directors or executive officers of the Company.

Meetings of Independent Directors

The independent members of our Board of Directors have a practice of meeting in executive sessions without the presence of any members of Peregrine’s management.  During fiscal year 2007, the independent members of the Board of Directors met in four (4) executive sessions during the fiscal year ended April 30, 2007.

Committees of Our Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.  Each of the three committees maintains a written charter approved by the Board of Directors.   The following is a summary of our three standing committees:

Compensation Committee.  The primary purposes of the Compensation Committee (the "Committee") of the Board of Directors is to: (i) establish the compensation policy of Peregrine Pharmaceuticals, Inc. (the "Company"); (ii) ensure that the compensation of the Board of Directors, Chief Executive Officer and other corporate officers of the Company enables it to attract and retain high-quality leadership and is consistent with such policy; (iii) review the performance and development of the Company’s Chief Executive Officer and other corporate officers in achieving Company goals and objectives and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company; and (iv) produce an annual report on executive compensation for inclusion in the Company's proxy statements, in accordance with applicable rules and regulations.  The Compensation Committee held four (4) meetings during the fiscal year ended April 30, 2007.  The Committee has the authority to determine director and executive compensation and may not delegate this authority.  The Committee’s members are currently Mr. Eric Swartz (chairman of the committee), Mr. Carlton Johnson, Mr. David H. Pohl, and Dr. Thomas A. Waltz.  Each of these members is independent under NASDAQ listing standards currently in effect.

Audit Committee.  The Audit Committee has the sole authority for the appointment, compensation and oversight of the work of the independent auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent auditors (when appropriate), the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K.  The Audit Committee carries out its responsibilities in accordance with the terms of its charter.  The Audit Committee met five (5) times during the year ended April 30, 2007.  The Audit Committee of our Board of Directors has determined that Mr. Carlton M. Johnson is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and is independent under the current listing standards of NASDAQ.  The Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication.  The current Audit Committee members are Mr. Carlton M. Johnson (chairman of the committee), Mr. David H. Pohl, Mr. Eric Swartz, and Dr. Thomas A. Waltz.  Each of these members is independent under NASDAQ listing standards currently in effect.

Nominating Committee.  The primary purpose of the Nominating Committee of the Board is to (i) make recommendations to the Board regarding the size of the Board, (ii) make recommendations to the Board regarding criteria for the selection of Director nominees, (iii) identify and recommend to the Board for selection as Director nominees individuals qualified to become members of the Board, including stockholder recommendations, and (iv) recommend committee assignments to the Board.  The qualities and skills sought in prospective members of the board will be determined by the independent directors.  Generally, director candidates must be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspective and skills appropriate for the Company.  Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. The Nominating Committee met two (2) times during the year ended April 30, 2007.  The Committee’s members are Mr. David H. Pohl (chairman of the committee), Mr. Carlton M. Johnson, Mr. Eric Swartz, and Dr. Thomas A. Waltz.  Each of these members is independent under NASDAQ listing standards currently in effect.

Communicating with the Board of Directors

Under our Code of Business Conduct and Ethics, we have established an Open Door Policy and Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics, including matters relating to accounting and auditing matters.  In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our Board of Directors and the Audit Committee regarding accounting, internal controls or auditing matters.  Written communications from our stockholders and employees may be sent to: Peregrine Pharmaceuticals, Inc., Attention: Audit Committee Chair, 14282 Franklin Avenue, Tustin, California 92780.

In addition, the Company’s annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board on appropriate matters.  In addition, stockholders may communicate in writing with any particular director, or the directors as a group, by sending such written communication to: Board of Directors, Attention: Corporate Secretary, Peregrine Pharmaceuticals, Inc., 14282 Franklin Avenue, Tustin, California 92780.  Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Secretary, to be inappropriate for submission to the intended recipient(s).  Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business, or communications that relate to improper or irrelevant topics.

Director Attendance at Annual Meetings of Stockholders

We have no policy requiring directors to attend annual meetings of stockholders, but directors are encouraged to attend our annual meetings at which they stand for re-election.

DIRECTOR COMPENSATION

Members of the Board of Directors who are also our employees receive no additional compensation for serving as directors.  The following information outlines the compensation paid to our Non-Employee Directors, including annual base retainer fees, meeting attendance fees, and option awards for the fiscal year ended April 30, 2007:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Carlton M. Johnson	$ 142,000 (3)	-	-	$ 142,000
David H. Pohl	$ 82,000 (4)	$62,455	-	$ 144,455
Eric S. Swartz	$ 82,000 (4)	-	-	$ 82,000
Thomas A. Waltz, M.D.	$ 82,000 (4)	$62,455	-	$ 144,455

(1)
In fiscal year 2007, each non-employee director was eligible to receive an annual cash retainer fee of $60,000 per year and was eligible to receive a fee of $2,000 for each Board meeting attended, whether in-person or telephonically.  In addition, the chairman of the Audit Committee was eligible to receive an additional annual cash retainer fee of $60,000.  Each non-employee director is also eligible to receive a fee of $2,000 for each additional Company meeting attended in excess of four hours in length.

(2)
These amounts reflect expense recognized by us in fiscal year 2007 for a portion of the current and prior year option awards to directors. Reference is made to Note 3 “Stock-Based Compensation” in our Form 10-K for the period ended April 30, 2007, filed with the SEC on July 11, 2007, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R.  There were no options granted to non-employee directors during fiscal year 2007.

As of April 30, 2007, each non-employee director held the following number of shares of common stock underlying outstanding stock options:

Director	Number of Shares Underlying Outstanding Stock Options
Carlton M. Johnson	1,050,000
David H. Pohl	350,000
Eric S. Swartz	700,000
Thomas A. Waltz, M.D.	350,000

(3)	Includes an annual base retainer of $60,000, an annual retainer of $60,000 for Mr. Johnson’s role as chairman of the Audit Committee, and meeting fees of $22,000.
(4)	Includes an annual retainer of $60,000 and meeting fees of $22,000.

PROPOSAL NO. 2: RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The next proposal on the agenda for the Annual Meeting will be ratifying the Board's appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for current fiscal year ending April 30, 2008.  Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008, subject to ratification by our stockholders.  Ernst & Young LLP has served in this capacity for each of the seven (7) years ended April 30, 2007, and has reported on the Company's fiscal year 2007 consolidated financial statements.  During the seven (7) fiscal years ended April 30, 2007, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.  The Audit Committee recommended to the Board that Ernst & Young LLP be re-appointed for fiscal year 2007.

Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Bylaws or otherwise.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP.

Independent Registered Public Accounting Firm Fees

The following summarizes aggregate fees billed to the Company for the fiscal years ended April 30, 2007 and 2006 by Ernst & Young LLP, our independent registered public accounting firm:

	2007	2006
Audit Fees	$339,000	$343,000
Audit Related	-	-
Tax Fees	22,000	18,000
All Other Fees	2,000	1,000
Total Fees	$363,000	$362,000

Audit Fees pertain to the audit of our annual consolidated financial statements for fiscal year 2007 and 2006, including attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and timely reviews of our quarterly consolidated financial statements, consents, and review of documents filed with the Securities and Exchange Commission (“SEC”), including registration statements on Form S-3 and Form S-8.

Tax Fees relate to tax compliance services rendered in the preparation of our tax returns.

All Other Fees are attributable to the Company’s subscription to an Ernst & Young LLP online service used for accounting research purposes for fiscal year 2007 and 2006.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules.  From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by an independent registered public accounting firm, the Audit Committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP.

Ernst & Young LLP did not perform any professional services with respect to information systems design and implementation for the years ended April 30, 2007 and 2006.  The Audit Committee has considered whether the Audit, Tax and All Other services provided by Ernst & Young LLP are compatible with maintaining that firm’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(*)

Each year, the Board of Directors appoints an Audit Committee to review the Company's financial matters. We operate pursuant to a written Audit Committee Charter adopted by the Board of Directors.  In accordance with the Audit Committee Charter, we must meet the independence requirements and other criteria set by the NASDAQ Marketplace Rules as currently in effect.  As part of our oversight of our Company’s financial statements, we review and discuss with both management and Ernst & Young LLP all annual and quarterly financial statements prior to their issuance.  In addition, our responsibilities include recommending to the Board an accounting firm to be hired as the Company's independent registered public accounting firm.  We are also responsible for recommending to the Board that the Company's financial statements be included in its Annual Report.  We have taken the following steps in making our recommendation that the Company's financial statements be included in its Annual Report:

1.
The Audit Committee discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, for fiscal year ended April 30, 2007, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit.  These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

2.
The Audit Committee discussed with Ernst & Young LLP its independence and received from Ernst & Young LLP a letter concerning independence as required under applicable independence standards for auditors of public companies.  This discussion and disclosure helped the Audit Committee in evaluating such independence.

3.
The Audit Committee reviewed and discussed with the Company's management and Ernst & Young LLP, the Company's audited consolidated balance sheet at April 30, 2007, and consolidated statements of operations, cash flows and stockholders' equity for the fiscal year ended April 30, 2007.

Based on the reviews and discussions explained above, the Audit Committee recommended to the Board that the Company's financial statements be included in its annual report for its fiscal year ended April 30, 2007.  The Audit Committee also recommended to the Board the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2008.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Carlton M. Johnson,Chairman of the Audit Committee
David H. Pohl
Eric S. Swartz
Thomas A. Waltz, M.D.

*  The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 3: APPROVAL OF AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Introduction

The next proposal on the agenda for the Annual Meeting will be to approve a proposed amendment to our Certificate of Incorporation.

Our Certificate of Incorporation, as currently in effect, authorizes the issuance of up to 250 million shares of Common Stock, par value $0.001 per share.  On August 17,  2007, the Board of Directors adopted a resolution to amend the Certificate of Incorporation to increase the number of shares of Common Stock that we are authorized to issue to 325 million shares, subject to stockholder approval at the 2007 Annual Meeting.

At that time, the Board of Directors declared the proposed amendment to be advisable and in the best interests of the Company and its stockholders and is accordingly submitting the proposed amendment to be voted on by the stockholders.

Of the 250 million shares of Common Stock currently authorized, approximately 226.2 million shares are, as of August 15, 2007, issued and outstanding.  In addition, as of that date, approximately 16.5 million shares are reserved for issuance upon the exercise of outstanding stock options and warrants and shares that are reserved under our compensation plans for options yet to be granted.

Based upon these issued and reserved shares of Common Stock, we currently have approximately 7.3 million shares of Common Stock remaining available for issuance in the future for other corporate purposes.

The Certificate of Incorporation, as currently in effect, also authorizes for issuance 5 million shares of preferred stock, par value $0.001 per share, none of which are outstanding.

The form of the proposed amendment is attached hereto as Exhibit A (the "Amended Certificate").

Why Are We Asking For Your Approval?

We have expended substantial funds on the development of our product candidates and we have incurred negative cash flows from operations for the majority of our years since inception.  Since inception, we have financed our operations primarily through the sale of our Common Stock and issuance of convertible debt which was convertible into shares of Common Stock.  Currently, we expect negative cash flows from operations to continue until we are able to generate sufficient revenue from the contract manufacturing services provided by Avid and/or from the sale and/or licensing of our products under development.

The Board of Directors is recommending this increase in the authorized shares of Common Stock primarily to give us the flexibility to issue shares of Common Stock for future corporate needs, such as raising additional capital to fund primarily our clinical trial activities and for other general corporate purposes.

As of August 15, 2007, we had approximately 242.7 million shares of Common Stock issued and reserved for issuance under all option and warrant agreements and shares reserved for issuance, assuming all options and warrants are exercised on a cash basis, calculated as follows:

Shares of Common Stock issued and outstanding	226,210,617
Shares of Common Stock reserved for issuance under issued and outstanding warrants	360,000
Shares of Common Stock reserved for issuance upon exercise of outstanding options or reserved for future option grants under our stock incentive plans	16,122,180
Total shares outstanding and reserved	242,692,797

After taking into consideration the above shares outstanding and reserved for issuance and assuming no increase in the number of authorized shares, we would have approximately 7.3 million unreserved shares of Common Stock available for issuance to raise additional capital or in connection with strategic transactions.

If the stockholders do not approve this proposal to increase the number of authorized shares, we may not be able to arrange the financing necessary to continue our existing operations beyond the next fiscal year or may be required to immediately hold a special stockholders meeting to seek approval to increase the authorized number of shares of Common Stock, which could cost the Company in excess of $125,000 in printing, distribution, and mailing fees.

Does The Company Plan On Issuing Additional Shares?

At the present moment, we do not have any plan, arrangement, commitment or understanding, whether written or oral, to issue any additional shares of Common Stock that would be authorized by the proposed amendment.

Moving forward, it is extremely difficult for us to reasonably estimate our future revenue, expenses, required funding, stock price, and thus, the number of shares that we may need to issue in order to obtain any necessary funding, based on a number of uncertainties, which include, but are not limited to:

•	The uncertainty of the amount of revenue our contract manufacturing business, Avid Bioservices, Inc., can generate beyond our current customers;
•
The uncertainty of all future research and development costs associated with each of our technologies due to the number of unknowns and uncertainties associated with pre-clinical and clinical trial development; including the uncertainty of future clinical trial results, the uncertainty of the number of patients to be treated in any future clinical trial, the uncertainty of protocol changes and modifications in the design of our clinical trial studies, among others, which may increase or decrease our future expenses;

•	The uncertainty of future partnering or licensing revenue, including potential equity investments into the Company whereby the Company would possibly issue stock directly to a strategic partner; and
•	The uncertainty of the Company's access to the capital markets and its cost of capital.

The above uncertainties, including the uncertainty of the market price of our Common Stock, will make it difficult for the Company to estimate the number of shares of Common Stock that may be issued at any time.

If the stockholders approve the proposal, the Board of Directors would be able to issue these additional shares of Common Stock at its discretion from time to time, subject to any rules or listing requirements of the NASD or of any other then applicable securities exchange rules, and subject to any other applicable rules and regulations in the case of any particular issuance or reservation for issuance that might require the stockholders to approve such transaction.  The newly authorized shares of Common Stock would be issuable for any proper corporate purpose, including future capital-raising transactions involving Common Stock, convertible securities or other equity securities, stock dividends, establishing strategic relationships, and current or future equity compensation plans.

What Are The Effects On Existing Stockholders?

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders.  However, the Board of Directors will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law.  To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholders' percentage equity ownership and voting power and, depending on the price at which they are issued, may have a dilutive effect on our earnings per share and book value per share.

When Would The Amendment Be Effective?

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL NO. 4: STOCKHOLDER PROPOSAL

A stockholder has advised the Company that he intends to introduce at the 2007 Annual Meeting the following proposal.  The name and address of and the number of shares owned by the proponent will be provided upon oral or written request to the Secretary of the Company.

Stockholder Proposal

“Implementation of Majority Voting for Directors Including Resignation Policy.

Proposal Details

RESOLVED, that the stockholders of Peregrine Pharmaceuticals (the Company) wish to implement Majority Voting for Directors, including the implementation of a director resignation provision for an unsuccessful incumbent director.

This is to be accomplished through the following:

1.           Amend the Company’s bylaws to replace the last sentence of Article II – Meetings of Stockholders, Section 7 – Voting, which currently states, “Elections of directors need not be by ballot unless the Chairman of the meeting so directs or unless a stockholder demands election by ballot at the meeting and before the voting begins”, with the following sentences:

“Directors shall be elected by the vote of the majority of the shares represented in person or by proxy at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected (Contested Election), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting.  In non-Contested Director Elections, a majority of votes cast means that the number of votes ‘For’ a director’s election must exceed 50% of the votes cast with respect to that director’s election.  Votes ‘Against’ a director’s election will count as a vote cast, but ‘Abstentions’ and ‘broker non-votes’ will not count as a vote cast with respect to that director’s election.”

2.           In order to ensure that the will of the majority of the stockholders is executed for an unsuccessful incumbent director, the bylaws must also be amended to add the following sentence to Article III – Directors, Section 2 – Number and Election of Directors, directly before the sentence which begins “Any director may resign at any time…”:

“In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such a person must submit an irrevocable resignation, which resignation shall become effective upon (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance by the Board of Directors of that resignation in accordance with these bylaws.”

Why Stockholder is Seeking Your Support and Approval

Currently, Peregrine Pharmaceuticals uses a plurality voting standard for director elections, which means that the nominee who receives the most votes will be elected.  Nearly all corporate director elections are uncontested; in other words, there is only one candidate for each open seat.  In uncontested situations, a plurality voting standard ensures that a nominee will be elected even if holders of a majority of shares voting exercise their right to withhold support from the nominee on the proxy card.  Under plurality voting, a nominee could be elected by a single share.

Please vote ‘Yes’ in support of this proposal.”

Your Directors’ Position

Your Board does not believe that electing directors under a different standard would result in a more effective Board, nor does the proponent assert that our Board has not acted in the best interest of its stockholders. We believe that implementation of a majority voting system would unnecessarily complicate the election of directors and likely have unintended and unforeseen consequences.  Plurality voting is the base standard under most state corporate laws, including Delaware which applies to our Company.  Plurality voting is understood by, and has worked well for, our stockholders and is used by corporations that have been identified as leaders in corporate governance reforms.

The Board feels that implementation of the proposal could unnecessarily increase our Company’s costs in connection with its annual meetings.  We may be required to take additional actions such as conducting telephone solicitation campaigns, second mailings or other vote-getting strategies to obtain the required vote to elect directors, all of which would result in increased spending for routine elections.  Your Board believes this would be a poor use of Company and stockholder resources.

Under the Company’s current plurality voting system, a “withhold vote” campaign allows stockholders to express their views in a way that does not affect our fundamental governance structure.  The proponent’s supporting statement does not address the usefulness and the power of stockholders’ ability to withhold votes under the plurality system.

It is also important to note that there is a highly visible public debate at present regarding the best standards. There are a number of other governance and regulatory developments underway that may further impact director elections and the nominating process, including the adoption of changes to the broker discretionary voting rules in 2008 that will reduce the total number of shares voted for directors; changes to the federal proxy rules that will permit stockholders to make greater use of the Internet to conduct solicitations; and the reconsideration by the Securities and Exchange Commission of new regulations that, if adopted, would permit stockholders meeting certain eligibility criteria to use the Company’s proxy materials to propose their own director candidates for election.  In light of all these developments, the Board believes that prudence and careful consideration is the best course of action at this time.  The Board will continue to closely monitor and assess developments.

Your Board believes that Peregrine stockholders currently and rightfully have a meaningful role in the director election process.  Peregrine has in place robust corporate governance processes. With the exception of our Chief Executive Officer, our Board is comprised solely of independent directors, each of whom is elected by stockholders annually.  The Company’s corporate governance processes have been designed to identify and propose director nominees who will serve the best interests of the Company and its stockholders.

The Company’s stockholders have a history of electing strong and independent Boards, not only by a plurality, but in fact by a substantial majority of votes cast.  In Peregrine’s history, no Board-nominated director has ever had a majority of votes withheld in his election.  In fact, each Board-nominated director has received a substantial majority of “for” votes cast in his election.

Making a change to the Company’s current system of plurality voting is not necessary to give our stockholders a more meaningful role in the election of directors process.  Additionally, your Board believes that instituting a vote requirement that potentially decreases democracy and increases costs and uncertainty is not in furtherance of good corporate governance.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ADOPTION OF THIS PROPOSAL.

PROPOSAL NO. 5: STOCKHOLDER PROPOSAL

A stockholder has advised the Company that he intends to introduce at the 2007 Annual Meeting the following proposal. The name and address of and the number of shares owned by the proponent will be provided upon oral or written request to the Secretary of the Company.

Stockholder Proposal

“Require Peregrine Pharmaceuticals (the Company) to nominate more candidates then [sic] open seats on the Board of Directors for all elections of Directors.

The Proposal Details

Resolved, that the shareholders urge the Board of Directors to take the necessary steps to nominate more candidates then open seats on the Board of Directors, including if necessary, the modification of Peregrine Pharmaceuticals’ Certificate of Incorporation, By-laws, Charter of the Nominating Committee, and any other appropriate document or policy. The names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the Company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our Company’s current practice with the single candidates it now proposes for each position.

The minimum number of candidates to be nominated for each Election of Directors will be determined by multiplying the number of open board seats by 1.65 and rounding up any fractional product to the next whole number.

Examples

Number of		Number of
Open Board Seats	Calculation	Nominees

1	1 x 1.65 = 1.65	2
5	5 x 1.65 = 8.25	9
9	9 x 1.65 = 14.65	15

Why Stockholder is Seeking Your Support and Approval

Stockholders today are not given a ‘true’ option in regards to exercising their voting rights in the election of directors.  In the past, the Company presents only one nominee to fill each open seat on the board of Directors.  Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board.  The only other way to register dissent about a given candidate is to withhold support for all nominees, but that process does not affect the outcome of director elections and the Company’s own proxy materials have stated that “proxies voted to ‘Withhold Authority’ and broker non-votes will have no practical effect.”  The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our Company management diligently; or who serves as a consultant to the Company that could compromise independence; or pose other problems.  As a result, while directors legally serve as the shareholder agent in overseeing management, the Election of Directors at the annual meeting is largely perfunctory. Even directors of near bankrupt Companies have in the past enjoyed re-election with 90%+ pluralities.  The “real” selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

Please vote ‘Yes’ in support of this proposal."

Your Directors’ Position

The Board strongly believes that its present nominating process is the most effective way of ensuring that highly qualified and dedicated individuals serve on Peregrine’s Board.  Each year, the Nominating Committee of the Board of Directors performs the critical function of examining the composition of the Board and whether to recommend any changes in its membership.  In performing these duties, the Nominating Committee, which consists solely of independent directors, reviews the qualifications of existing board members and other possible candidates in accordance with the criteria outlined in the Charter of the Nominating Committee of the Board of Directors (the “Charter”).  In accordance with the Charter, the Nominating Committee considers the needs of the Board and Peregrine in light of the current mix of director skills and attributes.  In recommending one nominee for each open directorship position, the Nominating Committee considers many issues and factors in recommending only those individuals who the Committee believes possess the necessary integrity, skills, and dedication to best serve the stockholders of Peregrine.  The Board believes that this process ensures that only the individuals with the range of character, skills and experience most appropriate for Peregrine serve on the Board.

Any of our stockholders may submit a written recommendation to our Secretary for consideration by the Nominating Committee, by following the procedures outlined in Exhibit A to the Charter.  Also, any stockholder may vote for some directors and withhold votes from others.  Finally, a stockholder may propose an alternate slate of directors if the stockholder complies with the rules of the Securities and Exchange Commission relating to election contests.

Approval of this proposal, however, would place the Board in the unusual and difficult position of having to recommend both the individual who it believes is the best qualified to serve as a director and a competing second candidate who may be viewed less favorably by the Board.

In addition, the proposal, if effectuated, would likely deter many individuals with superior qualifications from seeking or accepting nomination to the Board.  It is neither practical nor fair for the Board to ask these candidates to set aside their time and potential other opportunities to compete in a politicized contest in which they could not be assured of having the recommendation and full support of the entire Board.  Finally, the ambiguity created by having to nominate two directors for each position could result in a Board that together lacks diversity or lacks certain skills and levels of experience.  More significantly, the Board will be unable to ensure that one of the candidates elected will qualify as an “audit committee financial expert” and whether two others will satisfy the financial sophistication requirement as required by SEC and/or NASDAQ rules and regulations.

The Board believes that Peregrine should continue to follow the present nominating process, which complies with law and is used by virtually all public companies.  The procedure advocated in the Proposal would not be an efficient or effective means of selecting the best directors for Peregrine.  Accordingly, the Board unanimously believes the Proposal is not in the best interest of Peregrine and its stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ADOPTION OF THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Share Ownership

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of August 15, 2007, by: (i) each stockholder known to us to beneficially own more than 5% of our Common Stock; (ii) each director and director nominee; (iii) our Chief Executive Officer, Chief Financial Officer, and our other Named Executive Officer for the year ended April 30, 2007; and (iv) all directors, director nominees, and Named Executive Officers of the Company as a group.  In general, “Beneficial Ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire Common Stock that are currently exercisable or will become exercisable within 60 days of August 15, 2007.  Unless otherwise indicated, each person named below holds sole investment and voting power, other than the powers that may be shared with the person’s spouse under applicable law.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner (a)	Number of Shares		Percent (b)
Carlton M. Johnson	1,000,000	(c)	*
Steven W. King	1,180,803	(c)	*
David H. Pohl	350,000	(c)	*
Eric S. Swartz	3,269,505	(c)(d)	1.44%
Thomas A. Waltz, M.D.	352,500	(c)	*
F. David King	75,000	(c)	*
Paul J. Lytle	780,981	(c)	*
All directors, director nominees and executive officers as a group (7 persons)	7,008,789	(c)(d)	3.04%

*  Less than 1% of the outstanding shares of our Common Stock.

(a)	The address of all of our executive officers and directors is in c/o Peregrine Pharmaceuticals, Inc., 14282 Franklin Avenue, Tustin, California, 92780.

(b)
Percent of Common Stock computed on the basis of 226,210,617 shares outstanding at August 15, 2007, plus shares that could be acquired through the exercise of stock options that will become exercisable within 60 days of August 15, 2007.

(c)
Includes shares which the individuals shown above have the right to acquire as of August 15, 2007, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. Johnson – 1,000,000 shares; Mr. Steven King – 1,110,833 shares; Mr. Pohl – 350,000 shares; Mr. Swartz – 700,000 shares; Dr. Waltz – 350,000 shares; Mr. F. David King – 50,000; and Mr. Lytle – 720,833 shares.  Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

(d)
Includes 538,693 shares of Common Stock owned by Swartz Ventures, Inc. and 103,500 shares held in an Individual Retirement Account (“IRA”) for the benefit of Mr. Swartz.  Mr. Swartz has sole control over Swartz Ventures, Inc. and his IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with The NASDAQ Stock Market.  Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).  Based solely on our review of the copies of such reports we received, and written representations from certain Reporting Persons that no other reports were required for those persons, to the best of our knowledge, we believe that during the year ended April 30, 2007, each of the Reporting Persons met all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Policies

Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.  Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

Our Compensation Committee (the “Committee”) continuously evaluates the performance, and no less frequently than annually, determines or modifies the compensation of our Chief Executive Officer (“CEO”) and our other executive officers based upon a number of factors, including our attainment of certain corporate goals and clinical milestones approved by the Committee, individual performance and contribution towards the attainment of our corporate goals, levels of responsibility and experience, and breadth of knowledge.  In addition, we currently do not fund retirement programs, company cars or other expensive perquisites for our executives.

The employment market for personnel and executives with experience in the biotechnology and pharmaceutical industry in Southern California is very competitive because there are many pharmaceutical, biotechnology and medical device companies in that region.  The majority of our competitors in this geographic area have more resources than we do which makes it more difficult for us to hire and retain key personnel.  As a result, the Committee must establish compensation packages that will enable the Company to be competitive with the local market.

Given the competitive environment in which we operate, the compensation philosophy of the Committee with respect to our executive officers, including the CEO, is:

•
to maintain an overall compensation structure designed to attract, retain and motivate executives of outstanding ability who are critical to our long-term success by providing appropriate levels of risk and reward, in proportion to individual contribution and performance;

•
to establish appropriate incentives to further the Company’s long-term strategic plan and to hold executives accountable, through their compensation, for their individual and corporate performance; and

•	to align the interests of executives with those of the stockholders.

The Chief Executive Officer, who attends most meetings of the Compensation Committee, assists the Committee in determining the compensation of all other executive officers by, among other things:

•	Setting the base salaries of the other executive officers within limits established by the Committee;
•
Establishing annual individual performance objectives for the other executive officers and evaluating their performance against such objectives (the Committee reviews these performance evaluations); and

•	Making recommendations, from time to time, for special stock option grants (e.g., for motivational or retention purposes) to other executive officers.

The other executive officers do not have a role in determining their own compensation, other than discussing their annual individual performance objectives with the President and Chief Executive Officer.

Review of Management’s Actual Performance Compared to Pre-Determined Goals

The Compensation Committee believes that a portion of an executive’s compensation should be tied to the attainment of specific pre-determined Company goals.  In February 2006, the Compensation Committee adopted a stock bonus plan (the “Stock Bonus Plan”) to promote the interests of the Company and our stockholders by providing financial rewards that were closely aligned with the interest of the stockholders through the issuance of bonuses in the form of shares of common stock of the Company.  Our Chief Executive Officer, Chief Financial Officer, and Vice President of Business Development, as well as sixteen other vice presidents, director-level and key employees and consultants, were participants in the Stock Bonus Plan.  Our focus in establishing the Stock Bonus Plan was to set what we thought were aggressive research and clinical milestones (“Performance Goals”) in order to focus the Company on advancing our product development efforts.  The terms of the Stock Bonus Plan were approved by the Compensation Committee on February 13, 2006 and the Stock Bonus Plan remained in effect through the fourth quarter of our fiscal year ending April 30, 2007.   A series of company Performance Goals had been established, with each Performance Goal having a specific targeted attainment date (the “Target Date”).  Up to 1,737,166 shares of our common stock were reserved for issuance under the Stock Bonus Plan upon the achievement of all Performance Goals by their respective Target Dates.

The number of Bonus Shares that each individual participant was eligible to receive was capped at a certain percentage of the individual’s base salary (the “Individual Bonus Share Pool”), with the percentage depending on the individual’s expected level of contribution towards the timely attainment of the Performance Goals.

Under the Stock Bonus Plan, a total of four (4) Performance Goals were attained by their respective Target Dates, of which, three (3) Performance Goals were attained by their respective Target Dates during fiscal year 2007. This resulted in the issuance of a total of 249,326 shares of our Common Stock in fiscal year 2007, of which 83,806 were issued to the participating Named Executive Officers.

We were very pleased with the efforts put forth by the participants, including the three Named Executive Officers that participated in the Stock Bonus Plan.  Through the efforts of the participants in connection with the research and clinical programs around which the Performance Goals were based, we were able to identify opportunities (such as the initiation of clinical trials in India) that we believe helped us accelerate and increase the potential value of our technologies.

Components of Our Executive Compensation Program

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation.  Instead, the Committee, after reviewing information gathered from an outside compensation database, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

The primary elements of our executive compensation program are:

•	base salary;
•	annual incentive bonus such as the stock bonus plan;
•	stock option awards; and
•	severance, change in control and other benefits.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives.  When establishing base salaries for fiscal year 2007, the Committee considered various data regarding the base salaries of executive officers in comparable positions at other biotechnology companies.  Additional factors included, but were not limited to, company size, market capitalization, stage of development of a company's products and geographic location.  The Committee also considered the individual experience level and actual performance of each executive officer in light of Peregrine’s needs and objectives.  The Committee did not retain the services of a compensation consultant because it felt that compensation levels were well within the range of comparable companies in the geographical area, and therefore did not feel the additional cost was justifiable.

Base salaries are reviewed at least annually by our committee, and may be adjusted to realign salaries with market levels after taking into account individual responsibilities, performance and experience, subject to minimum salary requirements set forth in applicable employment agreements.  Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals, including research and clinical milestones.  An executive’s base salary is also evaluated by reviewing the executive’s other compensation components to ensure that the executive’s total compensation is in line with our overall compensation philosophy as discussed above.  From May 3, 2004 to May 6, 2006, Mr. King’s annual salary remained unchanged at $303,750 per year.  On May 7, 2006, the Board of Directors increased our chief executive officer’s annual base salary by $50,000 to $353,750 per year.  This increase was based upon the performance and accomplishments over the prior two years in addition to a competitive analysis adjustment based on market level salaries.

Annual Incentive Bonus

The Committee believes that a necessary component our executive compensation program is an annual incentive bonus.  Annual incentive bonuses are typically tied to the attainment of corporate goals as well as individual performance goals.  In prior years, executives earned cash bonuses for the attainment of certain agreed product development accomplishments.  As discussed above, during fiscal year 2006, the Committee approved an incentive stock bonus plan.  The stock bonus plan expired in fiscal year 2007.  Currently, we do not have any formal incentive bonus program in place for fiscal year 2008, however, the Committee is in the process of developing a program that will reward executives for the attainment of to be determined corporate goals that actually create shareholder value.

Stock Option Awards and Grant Practices

Stock awards to our executive officers are periodically granted by the Board of Directors at their discretion.  The grant date of annual and other grants is either on the date the committee approves the grants or on a pre-selected later date, such as a future hire date.  The Board of Directors has not granted any stock options to any Named Executive Officers since October 2003 other than a new hire grant to Mr. David King on October 24, 2005, which grant was in accordance with the Company’s option granting policies.

Severance, Change-in-Control, and Other Benefits

Steven W. King is subject to an employment agreement with us dated March 19, 2003, pursuant to which he is employed as our President and Chief Executive Officer.  The agreement provides for an initial annual base salary of $270,000 and the grant of a stock option to purchase up to 200,000 shares of Common Stock, which option vested monthly over a period of 24 months.  The agreement provides that Mr. King shall serve as President and Chief Executive Officer for a minimum of six months.  Thereafter, Mr. King may terminate his employment upon 90 days notice.  Upon such termination, Mr. King shall receive six months’ base salary as severance.  We may terminate Mr. King’s employment at any time for “cause” (as defined in the agreement).  If Mr. King’s employment is terminated by us for any reason other than “cause”, or within 90 days following a “Change in Control” (as defined in the agreement), Mr. King shall receive six months’ base salary as severance, benefit continuation for six months, and two years to exercise any vested options.  Mr. King’s annual base salary was increased to $303,750 effective May 3, 2004 and increased two years later to $353,750 effective May 7, 2006.

In addition, we maintain broad-based benefits that are provided to all employees, including health, dental, and vision insurance, life and disability insurance and a 401(k) plan.  Under the 401(k) plan, executive officers are allowed to contribute on the same basis as other employees of the Company as determined by IRS regulations.  To date, we have not made any matching employee contributions to the 401(k) plan.  In addition, executive officers are eligible to participate in the same employee benefit plans as all other employees.  The cost of health and dental insurance was 100% covered by the Company for executive officers during fiscal year 2007.  In addition, all employees, including executive officers, receive $50,000 in term-life insurance, long-term disability benefits, monthly dues for a health club membership, and vision insurance at no cost to the employee.  We also provide all employees, including executive officers, the option to make pre-tax payroll deductions up to $2,500 per year under a flexible spending account plan that can be utilized for out-of-pocket medical, dental and other allowable expenses.  The Company also provides paid-time-off benefits to cover vacation and sick time and annually determined Company holidays.

Summary

The Compensation Committee believes Peregrine’s compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives.  We monitor these programs in recognition of the dynamic marketplace in which Peregrine competes for talent.  Peregrine intends to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with stockholder interests.

EXECUTIVE COMPENSATION

Executive Officers

The following table lists the executive officers of the Company as of April 30, 2007:

Name	Age	Position
Steven W. King	43	President and Chief Executive Officer, Director
F. David King	51	Vice President of Business Development
Paul J. Lytle	39	Chief Financial Officer and Corporate Secretary

Steven W. King has served as our President and Chief Executive Officer since March 19, 2003.  From August 2002 to such date, Mr. King served as Chief Operating Officer of Peregrine.  From February 2000 to August 2002, Mr. King served as our Vice President of Technology and Product Development.  Mr. King joined Peregrine in 1997 in the capacity of Director of Research and Development.  Mr. King was responsible for planning and launching our wholly owned contract manufacturing subsidiary, Avid Bioservices, Inc., in 2002.  Mr. King has served as the President of Avid since its inception.  Mr. King was previously employed at Vascular Targeting Technologies, Inc., (formerly known as Peregrine Pharmaceuticals, Inc.) a company we acquired in 1997, which held the rights to the Vascular Targeting Agent technology.  Mr. King previously worked with Dr. Philip Thorpe, inventor of our Anti-Phosphatidylserine Immunotherapeutic and Vascular Targeting Agent technology platforms, at the University of Texas Southwestern Medical Center at Dallas and is a co-inventor on over 40 U.S. and foreign patents and patent applications in the Vascular Targeting Agent field.  Mr. King received his Bachelors and Masters degrees from Texas Tech. University in Cell and Molecular Biology.

F. David King has served as Vice President of Business Development since October 2005, has over 20 years of commercial experience in the biopharmaceutical industry, including sales, marketing and extensive business development experience.  His expertise in this area has led to the completion of significant corporate partnering deals with industry partners.  He has identified, negotiated and closed a wide range of transactions including out-license, in-license, co-promotion and joint development and marketing agreements.  Mr. King has an extensive network of contacts at biopharmaceutical companies in North America, Europe and Asia.  Mr. King was formerly employed with Medinox, Inc., in San Diego, where he served as Vice President, Corporate Development.  Previously, Mr. King held several executive and management level positions at various pharmaceutical companies, including Maxim Pharmaceuticals, DepoTech Corporation (now SkyePharma Ltd.), and Glaxo Inc. (now GlaxoSmithKline).  He began his pharmaceutical industry career in sales and marketing for Stuart Pharmaceuticals (now AstraZeneca). Mr. King holds a bachelor's degree in Business Administration from Goshen College in Goshen, Indiana.

Paul J. Lytle has served as Chief Financial Officer since August 2002. Mr. Lytle oversees various functions, including finance and accounting, financial reporting, Corporate Governance, investor relations, human resources and information technology.  Mr. Lytle started with Peregrine in March 1997 as Corporate Controller and has held positions of increasing responsibility at the company.   Mr. Lytle was promoted to Vice President of Finance and Accounting and was elected as the company's Corporate Secretary in 2000.  Prior to joining Peregrine, Mr. Lytle worked for Deloitte & Touche LLP.  Mr. Lytle holds a BS in Business Administration from the California State University at Long Beach and is a certified public accountant in the State of California and a member of the American Institute of Certified Public Accountants.

Compensation Summary

The following table contains information with respect to the compensation for the fiscal year ended April 30, 2007 of our Chief Executive Officer, Chief Financial Officer, up to three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year other than the Chief Executive Officer and Chief Financial Officer, and up to two additional executive officers who would have been one of our three most highly compensated executive officers, but who was not serving as an executive officer at the end of the last completed fiscal year. We refer to the executive officers identified in this table as our “Named Executive Officers.”

Fiscal Year 2007 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (3)	Option Awards($) (4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (5)	Total ($)
Steven W. King, President and Chief Executive Officer	2007	373,588 (2)	-	46,931	-	-	16,200	436,719
F. David King, Vice President, Business Development	2007	210,000	-	30,900	40,577	-	10,340	291,817
Paul J. Lytle, Chief Financial Officer and Corporate Secretary	2007	293,402 (2)	-	37,263	-	-	16,102	346,767

(1)	Salary information is reported as of the last payroll paid prior to or immediately after April 30th of each fiscal year.
(2)
Includes the advancement of earned and accrued paid-time-off benefits (earned and accrued vacation benefits) in the amount of $21,761 for Mr. Steven King and $18,561 for Mr. Paul Lytle, to cover federal and state income taxes that were due upon the receipt of shares of common stock received under the Company’s Stock Bonus Plan.

(3)
Represents the non-cash dollar amount recognized for financial statement reporting purposes for the fair market value of shares of common stock earned under the Company’s Stock Bonus Plan for milestones achieved during fiscal year 2007 as follows:  Mr. Steven W. King – 34,173 shares; Mr. F. David King –  22,500 shares; and Mr. Paul J. Lytle – 27,133 shares.

(4)
Amount reflects expense recognized by us in fiscal year 2007 for a portion of the current and prior year option awards to the Named Executive Officer.  Reference is made to Note 3 “Stock-Based Compensation” in our Form 10-K for the period ended April 30, 2007, filed with the SEC on July 11, 2007, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R.

(5)
Amounts shown in this column reflect the cost of benefits paid on behalf of the Named Executive Officer for health, dental, and vision benefits in addition to premiums paid for long-term disability and $50,000 in coverage for term life insurance.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our Named Executive Officers during the fiscal year ended April 30, 2007.

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock (1)	Grant Date Fair Value of Stock Awards (2)
Steven W. King, President and Chief Executive Officer	6/7/06 10/24/06 11/17/06	3,797 15,188 15,188	$6,531 $20,504 $19,896
F. David King, Vice President, Business Development	6/7/06 10/24/06 11/17/06	2,500 10,000 10,000	$4,300 $13,500 $13,100
Paul J. Lytle, Chief Financial Officer and Corporate Secretary	6/7/06 10/24/06 11/17/06	3,015 12,059 12,059	$5,186 $16,280 $15,797

(1)	Represents shares of common stock issued pursuant to the Company’s Stock Bonus Plan for milestones achieved during fiscal year 2007.
(2)
Represents the non-cash dollar amount recognized for financial statement reporting purposes for the fair market value of shares of common stock earned under the Company’s Stock Bonus Plan for milestones achieved during fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our Named Executive Officers as of fiscal year ended April 30, 2007:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Steven W. King	15,000	-	$0.60	6/11/2007
	22,500	-	$1.59	5/27/2008
	130,000	-	$1.06	5/3/2009
	258,333	-	$0.34	12/22/2009
	150,000	-	$1.28	5/7/2011
	200,000	-	$0.55	3/19/2013
	350,000	-	$2.20	10/21/2013

F. David King	50,000	150,000	$1.05	10/24/2015

Paul J. Lytle	30,000	-	$0.60	6/11/2007
	22,500	-	$1.59	5/27/2008
	130,000	-	$1.06	5/3/2009
	133,333	-	$0.34	12/22/2009
	135,000	-	$1.28	5/7/2011
	300,000	-	$2.20	10/21/2013

(1)
Options generally vest in 4 equal annual installments beginning one year from the date of grant.  Of the remaining 150,000 unvested options for Mr. F. David King, 50,000 options will vest on each of the following dates:  October 24, 2007, October 24, 2008, and October 24, 2009.

Option Exercises and Stock Vested

During fiscal year 2007, there were no stock options exercised by the Named Executive Officers.

Potential Payments Upon Termination or Change in Control

The table below set forth the potential payments to our Named Executive Officers assuming a termination event or a change in control event occurred as of April 30, 2007:

Name	Salary & Bonus ($)	Acceleration of Vesting of Equity Awards (2)	Other Payments ($)	Total ($)
Steven W. King (1)	176,875	-	8,796	185,671
F. David King	-	-	-	-
Paul J. Lytle	-	-	-	-

(1)
If Mr. King’s employment is terminated by us for any reason other than “cause”, or within 90 days following a “Change in Control” (as defined in the agreement), Mr. King shall receive six months’ base salary as severance, benefit continuation for six months, and two years to exercise any vested options.

(2)
All equity awards vest and become immediately exercisable in full upon a change in control event.  As of April 30, 2007, all stock options granted to Mr. Steven King and Mr. Paul Lytle had previously vested in full in accordance with the original term of the option award.  As of April 30, 2007, 150,000 unvested stock options granted to Mr. F. David King would become immediately exercisable upon a change in control event.

Compensation Committee Interlocks and Insider Participation

The following non-employee directors currently serve on the Compensation Committee of the Board of Directors:  Mr. Eric S. Swartz (chairman of the committee), Mr. Carlton M. Johnson, Mr. David H. Pohl, and Dr. Thomas A. Waltz.  There are no interlocks of executive officers or directors of the Company serving on the Compensation Committee or equivalent committee of another entity, which has any director or executive officer serving on the Compensation Committee, other committees or the Board of Directors of the Company.

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of our Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Eric S. Swartz, Chairman of the Compensation Committee
Carlton M. Johnson
David H. Pohl
Thomas A. Waltz, M.D.

Equity Compensation Plan Information

We maintain four equity compensation plans, the 1996 Plan, the 2002 Plan, the 2003 Plan, and the 2005 Plan.  The 1996, 2003 and 2005 Plans were approved by our stockholders while the 2002 Plan was not submitted for stockholder approval.

The 2002 Plan is a broad-based non-qualified stock option plan for the issuance of up to 3,000,000 options.  The 2002 Plan provides for the granting of options to purchase shares of our common stock at prices not less than the fair market value of our common stock at the date of grant and generally expire ten years after the date of grant.

In addition to the 2002 Plan, during 1999, we granted non-qualified options, which are not part of any compensation plan, to purchase up to an aggregate of 1,500,000 shares of our common stock.  As of April 30, 2007, options to purchase 181,664 shares of our common stock were outstanding.  The resale of the underlying shares of common stock is registered on a registration statement on Form S-3.

The following table sets forth certain information as of April 30, 2007 concerning our Common Stock that may be issued upon the exercise of options or pursuant to purchases of stock under all of our equity compensation plans approved by stockholders and equity compensation plans not approved by stockholders in effect as of April 30, 2007:

Plan Category	(a) Number of Securities to be Issued Upon the Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	9,494,788	$1.56	4,408,683
Equity compensation plans not approved by stockholders	2,043,158	$1.42	242,726
	11,537,946	$1.54	4,651,409

Comparison of Stockholder Return (‡)

The following graph shows a comparison of cumulative total returns for the Company, Nasdaq Market Index and a Nasdaq Peer group for the period beginning April 30, 2002 through April 30, 2007.  The total cumulative return on investment shown for the Company, the Nasdaq Market Index and the Nasdaq Pharmaceutical Index (Peer Companies Group Index) are based on the assumptions that on April 30, 2001, $100 was invested in the common stock of each Index and that all dividends were reinvested.  The Nasdaq Market Index and the Nasdaq Pharmaceutical Index were prepared by The Center for Research in Security Prices.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
VALUE OF INVESTMENT OF $100 ON APRIL 30, 2002

The underlying data for the foregoing graph is as follows:

	April 30, 2002	April 30, 2003	April 30, 2004	April 30, 2005	April 30, 2006	April 30, 2007
Peregrine Pharmaceuticals, Inc.	$100.00	$34.71	$98.24	$71.18	$81.76	$58.82
Nasdaq Pharmaceutical Index	$100.00	$97.66	$124.95	$111.62	$136.70	$146.67
Nasdaq Market Index (U.S.)	$100.00	$87.32	$114.24	$114.61	$139.16	$151.80

‡   The performance graph and the underlying data is not soliciting material, and is not incorporated into any past or future filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including this Proxy Statement, in whole or in part.

OTHER MATTERS

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders.  To be eligible for inclusion in the Company’s 2008 Proxy Statement, your proposal must be received by the Company no later than May 13, 2008, and must otherwise comply with Rule 14a-8.  While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company’s Proxy Statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8.

In addition, the Company’s Nominating Charter contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, including nominations, and not included in the Company’s Proxy Statement.  If you would like to nominate a director or bring any other business before the stockholders at the 2008 Annual Meeting, you must comply with the procedures contained in the Company’s Nominating Charter of the Board of Directors and you must notify the Company in writing and such notice must be delivered to or received by the Secretary no later than 90 days prior to the 2008 Annual Meeting.

The Nominating Charter of the Board of Directors provides that nominations may be made by the Board, by a committee appointed by the Board or any stockholder entitled to vote in the election of directors generally. Stockholders must provide actual written notice of their intent to make nomination(s) to the Secretary of the Company no later than 90 days prior to the relevant annual meeting.  Each notice must set forth (i) the name and address of the stockholder who intends to make the nomination(s) and the person(s) to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the stockholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected.  Any candidates recommended by stockholders for nomination to the Board will be evaluated in the same manner as nominees suggested by Board members, management or other parties.

You may write to the Secretary of the Company at the Company’s principal executive office, 14282 Franklin Avenue, Tustin, California 92780, to deliver the notices discussed above and for a copy of the relevant Nominating Charter of the Board of Directors regarding the requirements for making stockholder proposals and nominating director candidates.   In addition, the Nominating Charter of the Board of Directors can also be found on our website at www.peregrineinc.com (this website address is not intended to function as a hyperlink, and the information contained on the Company’s website is not intended to be a part of this Proxy Statement).

Other Matters

Neither the Board of Directors nor the management knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail, within one business day of receipt of request, without charge to any person from whom the accompanying proxy is solicited upon written request to Peregrine Pharmaceuticals, Inc., Attention: Corporate Secretary, 14282 Franklin Avenue, Tustin, California 92780.  If Exhibit copies are requested, a copying charge of $.20 per page will be made.  In addition, all of the Company’s public filings, including the Annual Report on Form 10-K, can be found on our website at www.peregrineinc.com (this website address is not intended to function as a hyperlink, and the information contained on the Company’s website is not intended to be a part of this Proxy Statement).

By Order of the Board of Directors

/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer and
Corporate Secretary

August 28, 2007

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PEREGRINE PHARMACEUTICALS, INC.,
A DELAWARE CORPORATION

PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (hereinafter referred to as the "Corporation"), hereby certifies as follows:

1.  That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at a special meeting. The resolutions setting forth the proposed amendment is as follows:

“RESOLVED, that the Certificate of Incorporation be amended by changing the first sentence of ARTICLE 4 so that it shall read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 330,000,000, of which (i) 325,000,000 shares shall be designated “Common Stock” and shall have a par value of $0.001 per share; and (ii) 5,000,000 shares shall be designated “Preferred Stock” and shall have a par value of $0.001 per share.”

2.  That thereafter, pursuant to resolution of the Board of Directors, an Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.  That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Steven W. King, its President & CEO, and attested to by Paul J. Lytle, its Secretary, this [__] day of October, 2007.

PEREGRINE PHARMACEUTICALS, INC,
a Delaware corporation

By:________________________________
Steven W. King, President & CEO

ATTEST:

__________________________________________
Paul J. Lytle, Secretary

14282 FRANKLIN AVE. TUSTIN, CA 92780
YOUR VOTE IS IMPORTANT!
PLEASE VOTE

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PEREGRINE PHARMACEUTICALS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PEREGRINE PHARMACEUTICALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PERPH1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEREGRINE PHARMACEUTICALS, INC.
IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS FOLLOWS: "FOR" ITEMS 1, 2, and 3 AND "AGAINST" ITEMS 4 AND 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES IN ITEM 1.

ITEM 1.    Election of Directors.
Nominees: 1) Carlton M. Johnson 2) Steven W. King 3) David H. Pohl 4) Eric S. Swartz 5) Thomas A. Waltz, M.D.
For All       Withhold All       For All Except
     ☐                     ☐                          ☐

To withhold authority to vote for any individual nominee(s), mark “For All Except”
and write the number(s) of the nominee(s) on the line below.
_______________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2 AND 3.	For Against Abstain

ITEM 2. Ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.	☐ ☐ ☐

ITEM 3. Approve an amendment to our restated certificate of incorporation, as amended, increasing the number of authorized shares by 75 million.	☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4 AND 5.

ITEM 4. Shareholder Proposal: Implementation of Majority Voting for Directors Including Resignation Policy.	☐ ☐ ☐

ITEM 5. Shareholder Proposal: Nominate more candidates than open seats on the Board of Directors for all elections.	☐ ☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated.     ☐

Please indicate if you plan to attend this meeting.     Yes ☐     No  ☐

NOTE: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

This Proxy is Solicited on Behalf of the Board of Directors
For the 2007 Annual Meeting of Stockholders
To Be Held Monday, October 22, 2007, at 10 a.m. PDT

The undersigned hereby appoints Steven W. King and Paul J. Lytle, or any one or all of them, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of stockholders of PEREGRINE PHARMACEUTICALS, INC. to be held on October 22, 2007 and at any adjournment or postponement thereof, with all the power which the undersigned would possess if personally present and to vote, as specified on the reverse side, all shares of Common Stock which the undersigned may be entitled to vote at said meeting.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3 AND AGAINST ITEMS 4 AND 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PERSONS NAMED ABOVE IN ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.